Exhibit 5.1

February 3, 2020

Intec Pharma Ltd.

12 Hartom St.

Jerusalem 9777512

Israel

Re: Intec Pharma Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel for Intec Pharma Ltd., an Israeli company (the “Company”), in connection with the issuance and sale by the Company to H.C. Wainwright & Co., LLC (the “Underwriter”) an aggregate of (the “Offering”): (A) (i) 15,280,000 ordinary shares, no par value, of the Company (the “Ordinary Shares”), (ii) 970,000 pre-funded warrants to purchase 970,000 Ordinary Shares at an exercise price of $0.0001 per share (the “Pre-Funded Warrants”), and (iii) warrants to purchase 16,250,000 Ordinary Shares at an exercise price of $0.40 per share (the “Ordinary Warrants”) and, at the option of the Underwriter (B) up to (i) an additional 2,437,500 Ordinary Shares, and/or (ii) 2,437,500 Ordinary Warrants (the “Option Warrants”). This opinion letter is rendered pursuant to an Underwriting Agreement between the Company and Underwriter dated January 30, 2020 (the “Underwriting Agreement”). Ordinary Shares issuable upon exercise of the Pre-Funded Warrants, the Ordinary Warrants and the Option Warrants (collectively, the “Warrants”) are collectively referred to herein as the “Warrant Shares”.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the shelf registration statement on Form S-3 (File No. 333-230016) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (as amended through the date hereof, the “Registration Statement”); (ii) a copy of the amended and restated articles of association of the Company, as amended to the date hereof (the “Articles of Association”); (iii) a copy of the prospectus supplement dated January 30, 2020 (the “Prospectus Supplement”); (iv) a copy of the Underwriting Agreement; (v) a copy of the form of warrant agreement and a copy of the form of the pre-funded warrant agreement,; (vi) a copy of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018 (File No. 001-37521), filed by the Company with the SEC on February 27, 2019; (vii) resolutions of the board of directors (the “Board”) of the Company and its committees which have heretofore been approved and, in each case, which relate to the Registration Statement and other actions to be taken in connection with the Offering; and (viii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that (i) the Ordinary Shares when issued and sold in the Offering as described in the Prospectus Supplement, will be validly issued, fully paid and non-assessable; and (ii) the Warrant Shares, to be issued upon the exercise of the Warrants, when issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor, in accordance with and in the manner described in the Prospectus Supplement and the applicable warrants, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Company’s report on Form 8-K dated February 3, 2020, which is incorporated by reference into the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Prospectus that may alter, affect or modify the opinions expressed herein.

Very truly yours,

Meitar | Law Offices